Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FIRST QUARTER RESULTS AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – April 26, 2019 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) recorded net income of $11.43 million and diluted earnings per share of $0.58 for the quarter ended March 31, 2019, compared to $10.81 million and $0.57, respectively, for the quarter ended March 31, 2018, reflecting increases of $618,000, or 6%, and $0.01 per share, or 2%, respectively.

The increased net income in the 2019 quarter was driven by increased net interest income, increased wealth management fee income, and a reduced provision for loan losses, partially offset by increased operating expenses and a higher effective tax rate (due to significant changes to NJ State Tax law).  Douglas L. Kennedy, President and CEO, said “Our Strategy continues to drive growth in our wealth management business, both organically and through acquisition. This business generally provides a more stable and predictable revenue stream over time than other sources of income.”

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

March 2019 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	March 31,	March 31,	Increase/
(Dollars in millions, except per share data)	2019 (1)	2018	(Decrease)
Net interest income	$30.01	$28.39	$1.62	6%
Provision for loan and lease losses	0.10	1.25	(1.15)	(92)
Net interest income after provision	29.91	27.14	2.77	10
Wealth management fee income	9.17	8.37	0.80	10
Other income	2.56	1.85	0.71	38
Total other income	11.73	10.22	1.51	15
Operating expenses	25.72	23.34	2.38	10
Pretax income	15.92	14.02	1.90	14
Income tax expense (2)	4.49	3.21	1.28	40
Net income	$11.43	$10.81	$0.62	6%
Diluted EPS	$0.58	$0.57	$0.01	2%

Return on average assets annualized	0.98%	1.01%	(0.03)
Return on average equity annualized	9.65%	10.54%	(0.89)

(1)	The March 2019 quarter included a full quarter of wealth management fee income and expense related to Lassus Wherley, which was acquired effective September 1, 2018.
(2)

The effective tax rate for the March 2019 quarter was 28.2% compared to 22.9% for the March 2018 quarter. The March 2019 quarter included higher NJ State Income Tax due to changes signed into law July 1, 2018. The 2018 quarter included a tax benefit resulting from the vesting of restricted stock under ASU 2016-09.

March 2019 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	March 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2019	2018 (1)	(Decrease)
Net interest income	$30.01	$29.39	$0.62	2%
Provision for loan and lease losses	0.10	1.50	(1.40)	(93)
Net interest income after provision	29.91	27.89	2.02	7
Wealth management fee income	9.17	8.55	0.62	7
Other income	2.56	2.70	(0.14)	(5)
Total other income	11.73	11.25	0.48	4
Operating expenses	25.72	25.52	0.20	1
Pretax income	15.92	13.62	2.30	17
Income tax expense (2)	4.49	2.89	1.60	55
Net income	$11.43	$10.73	$0.70	7%
Diluted EPS	$0.58	$0.55	$0.03	5%

Return on average assets annualized	0.98%	0.96%	0.02
Return on average equity annualized	9.65%	9.32%	0.33

(1)

The December 2018 quarter included $4.39 million loss on sale of multifamily loans; $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principal of MCM; and $405,000 write-down of intangible assets related to MCM. These three items, on a net basis, reduced pretax income by $1.80 million; net income by $655,000; EPS by $0.04; ROAA by 0.06%; and ROAE by 0.57%.

(2)

The effective tax rate for the March 2019 quarter was 28.2% compared to 21.2% for the December 2018 quarter. The March 2019 quarter included higher NJ State Income Tax. The December 2018 quarter was benefitted by $3 million of life insurance proceeds that were not taxable.

Douglas L. Kennedy, President and CEO, said, “I am pleased with our results, especially our revenue growth this quarter which reflected increases of $1.10 million compared to the December 2018 quarter, and $3.13 million compared to the March 2018 quarter. Further, our focus on wealth management and fee income, provides a strong base for future performance.”

Highlights for the quarter included:

•	Wealth Management remains integral to our strategy and provides a diversified, predictable, and stable source of revenue over time:
o

The March 2019 quarter included results from Lassus Wherley, which was acquired on September 1, 2018.  Lassus Wherley, a registered investment advisor, headquartered in New Providence, NJ, added approximately $550 million of assets under management and/or administration (“AUM/AUA”).

o

At March 31, 2019, the market value of AUM/AUA at the Peapack Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) was $6.3 billion reflecting an increase of $697 million from $5.6 billion at March 31, 2018, reflecting growth of 13%. While new business and the Lassus Wherley acquisition accounted for significant growth, negative market action (particularly in the fourth quarter of 2018) partially offset some of that growth.

o

Wealth management fee income totaled $9.17 million for the quarter ended March 31, 2019, reflecting an increase of $622,000 or 7% from the December 2018 quarter, and an increase of $807,000, or 10%, from the March 2018 quarter.

o

Wealth management fee income, which comprised approximately 22% of the Company’s total revenue for the quarter ended March 31, 2019, continues to contribute significantly to the Company’s diversified revenue sources.

o	In addition to wealth management fee income, also contributing to the Company’s diversified revenue sources is fee income related to loan level, back-to-back swaps, and gain on sale of SBA loans.

•	The loan portfolio continues to shift from lower yielding multifamily to higher yielding commercial and industrial (C&I) lending (including equipment finance):
o

Total C&I loans (including equipment finance leases and loans of $429 million) at March 31, 2019 were $1.41 billion.  This reflected net growth of $413 million (41%) when compared to $997 million at March 31, 2018.

o

As of March 31, 2019, total C&I loans (including equipment finance) comprised 36% of the total loan portfolio, as compared to 27% a year earlier.  As of March 31, 2019, total multifamily loans comprised 28% of the total loan portfolio, as compared to 37% a year earlier.

o	The Bank’s concentration in commercial real estate loans declined to 379% of risk-based capital at March 31, 2019 from 446% at March 31, 2018.
•	Deposits, funding, and interest rate risk continue to be actively managed:
o	Deposits totaled $3.92 billion at March 31, 2019. This reflected net growth of $367 million (10%) when compared to $3.55 billion at March 31, 2018.
o	The Company’s loan-to-deposit ratio improved to 99.5% at March 31, 2019, from 101.0% at December 31, 2018, and 104.5% a March 31, 2018.
o	The Company continues to have access to $1.3 billion of available secured funding at the Federal Home Loan Bank.
o

The Company has actively managed its balance sheet to remain generally balanced (not materially asset sensitive or materially liability sensitive), despite rising deposit betas and costs throughout all of 2018. At March 31, 2019, the Company’s interest rate sensitivity models indicate the Company is slightly asset sensitive, and that net interest income would improve slightly in a rising rate environment.

•	Capital and asset quality continue to be strong.
o

The Company’s and Bank’s capital ratios at March 31, 2019 generally increased compared to both the December 31, 2018 and the March 31, 2018 levels. And, such ratios remain well above regulatory well capitalized standards.

o

Asset quality metrics continued to be strong as of March 31, 2019 and were improved from December 31, 2018 and March 31, 2018 levels. Nonperforming assets at March 31, 2019 were $24.9 million, or 0.53% of total assets.  Total loans past due 30 through 89 days and still accruing were $2.5 million, or 0.06% of total loans at March 31, 2019.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the March 2019 quarter, the Bank’s wealth management business generated $9.17 million in fee income compared to $8.55 million for the December 2018 quarter, and $8.37 million for the March 2018 quarter.

When compared to the March 2018 quarter, the March 2019 quarter included three months of income related to Lassus Wherley (approximately $1 million), which was acquired effective September 1, 2018, as well as increased earnings from organic growth in assets under management. These positive effects on fee income, were partially offset by negative market action, particularly in the fourth quarter of 2018.

John P. Babcock, President of the newly-branded “Peapack Private Wealth Management Division”, said “Despite challenging market conditions in the December 2018 quarter that impacted our recurring fee revenues in the March 2019 quarter, I am pleased with our first quarter results.  We had solid new business production in the first quarter of 2019 and have a strong pipeline as we look ahead over the next two quarters.  We are making significant forward progress on integrating the systems, processes and people from our 2017 and 2018 acquisitions and continue to selectively look for additional acquisitions that can add talent and expertise to our wealth management organization.”

Loans / Commercial Banking

For the quarter ended March 31, 2019, total net loans declined by $32 million (1% for the quarter 3% annualized). Loan/line origination levels ($216 million for the March 31, 2019 quarter) were more than offset by paydown activity.

Total commercial and industrial loans (including Equipment Finance) grew $12 million (1% for the quarter, or 3% annualized) to $1.41 billion at the end of the first quarter, compared to $1.40 billion at the end of the fourth quarter of 2018. New loan growth was funded by managed reductions in lower yielding multifamily loans and deposit growth.  There were several larger loan payoffs late in the March 31, 2019 quarter.

Mr. Kennedy said, “Commercial loan pipelines are very strong at the end of the quarter.  However, the loan market continues to be extremely competitive from a structure/credit and a pricing perspective. As I have noted before, we will continue to be disciplined and not compromise our credit standards, but we will compete on price, as long as returns remain reasonable as measured by our proprietary loan pricing model.”

Mr. Kennedy also said, “We recently announced our strategic decision to expand our Corporate Advisory and Structured Finance businesses under a new Investment Banking Division, led by Eric Waser, our former head of commercial banking. Eric and his Corporate Advisory team have the capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service, giving us a competitive advantage over much of our peers.”

Kennedy went on to say, “We also recently announced that Greg Smith joined us as head of commercial banking. Greg is a seasoned commercial banking professional, whom I have known for many years. Greg joined us from Capital One Bank.”

Funding / Liquidity / Interest Rate Risk Management

As noted in prior quarters, the Company has actively managed its deposit base to reduce reliance on wholesale sourced deposits and/or reduce volatility or operational risk.

For the quarter ended March 31, 2019, the Company utilized its increased capital, deposit growth, and reductions in its multifamily loan portfolio, to fund its commercial loan (including Equipment Finance) growth and increase its on balance sheet liquidity (interest earning deposits and investment securities).

In addition to approximately $629 million of cash, cash equivalents and investment securities on its balance sheet, the Company also had approximately $1.4 billion of secured funding available from the Federal Home Loan Bank, of which only $105 million was drawn as of March 31, 2019.

Mr. Kennedy noted, “The northeast market continues to be extremely competitive for deposits. The Company is focused on providing high touch client service, a key element in growing its personal and commercial core deposit base.  The Company is focused on multiple retail channels, as well as commercial channels, including its enhanced Treasury Management and Escrow offerings. Further, all our Private Bankers remain keenly focused on deposit gathering, including our new Professional Services Group, led by a seasoned commercial banker who joined us recently.”

Mr. Kennedy also noted, “We announced earlier this week that Rick DeBel will be joining us from Wells Fargo as EVP, Deposit Solutions, a newly created position. Rick’s responsibilities will include strengthening and expanding our retail and commercial deposit efforts. Rick will oversee our retail, platinum, treasury, and escrow services teams.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2019		December 31, 2018		March 31, 2018
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$29,575	2.72%	$28,890	2.68%	$27,960	2.72%
Prepayment premiums received on multifamily loan paydowns	432	0.04%	495	0.04%	433	0.04%
Effect of maintaining excess interest earning cash during Q1 2019	143	-0.06%	0	0.00%	0	0.00%
NII/NIM as reported	$30,150	2.70%	$29,385	2.72%	$28,393	2.76%

Net interest income and net interest margin comparisons are shown above.

Mr. Kennedy said, “As the Company signaled last quarter, the Company’s margin (excluding prepayment premiums and the effect of maintaining higher liquidity) improved slightly in Q1 2019, when compared to Q4 2018.

Mr. Kennedy also noted, “Last quarter we said that our forecasting models indicated a net interest margin in the 3.00% range by the end of 2020. While we still believe our margin will improve over that same timeframe, the 3.00% target may be difficult to attain if the shape of the current yield curve remains for an extended period.”

Other Noninterest Income

The first quarter of 2019 included $419,000 of income related to the Company’s SBA lending and sale program, compared to $277,000 generated in the December 2018 quarter, and $31,000 in the March 2018 quarter.

The first quarter of 2019 included $270,000 of loan level, back-to-back swap income compared to $1.8 million in the December 2018 quarter and $252,000 in the March 2018 quarter.  This program provides a borrower with a degree of interest rate protection on a variable rate loan, while still providing an adjustable rate to the Company, thus helping to manage the Company’s interest rate risk, while contributing to income.

The Company noted that income from both of these programs are not linear each quarter, as some quarters will be higher than others. The December 2018 quarter reflected higher swap income due to the Company’s higher level of loan activity coupled with borrowers’ desire to protect themselves from rates rising beyond current levels.

The December 2018 quarter included a $4.39 million loss on the sale of loans. As noted previously, $131 million of fixed rate, multifamily loans were sold as part of the Bank’s balance sheet management strategy.

Other income for the December 2018 quarter included $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principal of Murphy Capital Management.

Operating Expenses

The Company’s total operating expenses were $25.72 million for the quarter ended March 31, 2019, compared to $25.52 million for the December 2018 quarter and $23.34 million for the March 2018 quarter.  The March 2019 and the December 2018 quarters each included: three months of expense related to Lassus Wherley (which closed in September 2018). Strategic hiring and normal salary increases also contributed to the increase for the March 2019 quarter. FDIC insurance expense for the March 2019 quarter decreased by over 50% when compared to each of the linked (December 2018) and prior year (March 2018) quarters.

Income Taxes

The effective tax rate for the March 2019 quarter was 28.2%, compared to 21.2% for the December 2018 quarter, and 22.9% for the March 2018 quarter. The March 2019 quarter included higher NJ State Income Tax. The December 2018 quarter was benefitted by $3 million of life insurance proceeds that were not taxable. The March 2018 quarter included a tax benefit resulting from the vesting of restricted stock under ASU 2016-09.

Asset Quality / Provision for Loan and Lease Losses

Nonperforming assets at March 31, 2019 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $24.9 million, or 0.53% of total assets, compared to $25.7 million, or 0.56% of total assets, at December 31, 2018 and $15.4 million, or 0.36% of total assets, at March 31, 2018.  Total loans past due 30 through 89 days and still accruing were $2.5 million at March 31, 2019, compared to $3.5 million at December 31, 2018 and $674,000 at March 31, 2018. The increase in nonperforming assets in the December 2018 quarter was due to one $15 million healthcare real estate secured loan which continues to pay as agreed, and which the Company still believes to be well secured.

For the quarter ended March 31, 2019, the Company’s provision for loan and lease losses was $100,000 compared to $1.5 million for the December 2018 quarter and $1.25 million for the March 2018 quarter. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) reflect, among other things, the Company’s asset quality metrics, net loan growth, net charge-offs, and the composition of the loan portfolio. The reduced provision for the March 2019 quarter resulted from a reduced loan portfolio due to paydown activity in excess of origination activity, as well as net recoveries in the quarter.

At March 31, 2019, the allowance for loan and lease losses of $38.65 million (155% of nonperforming loans and 0.99% of total loans), compared to $38.50 million at December 31, 2018 (150% of nonperforming loans and 0.98% of total loans), and $37.70 million (283% of nonperforming loans and 1.02% of total loans) at March 31, 2018.

Capital / Dividends

The Company’s capital position in the March 2019 quarter was benefitted by net income of $11.43 million.

Voluntary share purchases in the Dividend Reinvestment Plan can be filled from the Company’s authorized but unissued shares and/or in the open market, at the discretion of the Company – none of the shares purchased during the March 2019 quarter were from authorized but unissued shares, while 126,442 shares were purchased in the open market.

The Company’s and Bank’s capital ratios at March 31, 2019 all increased significantly compared to the March 31, 2018 levels. And, such ratios remain well above regulatory well capitalized standards.

On April 25, 2019, the Company’s Board of Directors declared a cash dividend of $0.05 per share payable on May 23, 2019 to shareholders of record on May 9, 2019.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.66 billion and wealth management assets under management and/or administration (AUM/AUA) of $6.3 billion as of March 31, 2019.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its Private Wealth Management Division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2019 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;
•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;

•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	our inability to execute upon new business initiatives;
•	our lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our ability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices;
•	effects related to a prolonged shutdown of the federal government which could impact SBA and other government lending programs; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2018.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Income Statement Data:
Interest income	$44,563	$42,781	$40,163	$39,674	$37,068
Interest expense	14,556	13,396	12,021	10,431	8,675
Net interest income	30,007	29,385	28,142	29,243	28,393
Provision for loan and lease losses	100	1,500	500	300	1,250
Net interest income after provision for loan and lease losses	29,907	27,885	27,642	28,943	27,143
Wealth management fee income	9,174	8,552	8,200	8,126	8,367
Service charges and fees	816	938	860	873	831
Bank owned life insurance	338	351	349	345	336
Gain on loans held for sale at fair value (Mortgage banking)	47	74	87	79	94
Gain on loans held for sale at lower of cost or fair value	—	(4,392)	—	—	—
Fee income related to loan level, back-to-back swaps	270	1,838	854	900	252
Gain on sale of SBA loans	419	277	514	814	31
Other income (A)	606	3,571	444	639	382
Securities losses, net	59	46	(325)	(36)	(78)
Total other income	11,729	11,255	10,983	11,740	10,215
Salaries and employee benefits	17,156	16,372	16,025	15,826	14,579
Premises and equipment	3,388	3,422	3,399	3,406	3,270
FDIC insurance expense	277	645	593	625	580
Other expenses	4,894	5,085	4,267	5,084	4,908
Total operating expenses	25,715	25,524	24,284	24,941	23,337
Income before income taxes	15,921	13,616	14,341	15,742	14,021
Income tax expense	4,496	2,887	3,617	3,832	3,214
Net income	$11,425	$10,729	$10,724	$11,910	$10,807

Total revenue (B)	$41,736	$40,640	$39,125	$40,983	$38,608
Per Common Share Data:
Earnings per share (basic)	$0.59	$0.56	$0.56	$0.63	$0.58
Earnings per share (diluted)	0.58	0.55	0.56	0.62	0.57
Weighted average number of common shares outstanding:
Basic	19,350,452	19,260,033	19,053,849	18,930,893	18,608,309
Diluted	19,658,006	19,424,906	19,240,098	19,098,838	18,908,692
Performance Ratios:
Return on average assets annualized (ROAA)	0.98%	0.96%	0.99%	1.11%	1.01%
Return on average equity annualized (ROAE)	9.65%	9.32%	9.68%	11.11%	10.54%
Net interest margin (tax- equivalent basis)	2.70%	2.72%	2.69%	2.82%	2.76%
GAAP efficiency ratio (C)	61.61%	62.81%	62.07%	60.86%	60.45%
Operating expenses / average assets annualized	2.21%	2.28%	2.24%	2.32%	2.19%

(A) Includes death benefit from life insurance policy of $3.0 million for the quarter ended December 31, 2018 related to the December 31, 2018 passing of the founder and managing principal of MCM.

(B)	Total revenue includes net interest income plus total other income.
(C)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
ASSETS
Cash and due from banks	$4,726	$5,914	$4,792	$4,458	$4,223
Federal funds sold	101	101	101	101	101
Interest-earning deposits	235,487	154,758	118,111	62,231	149,192
Total cash and cash equivalents	240,314	160,773	123,004	66,790	153,516
Securities available for sale	384,400	377,936	368,554	346,790	342,553
Equity security	4,778	4,719	4,673	4,710	4,746
FHLB and FRB stock, at cost	18,460	18,533	21,561	21,533	23,703
Residential mortgage	569,304	573,146	562,930	567,459	567,885
Multifamily mortgage	1,104,406	1,138,190	1,289,458	1,320,251	1,366,712
Commercial mortgage	705,221	702,165	644,900	637,705	643,761
Commercial loans	1,410,146	1,398,214	1,180,774	1,069,526	996,788
Consumer loans	54,276	58,678	64,478	76,509	71,580
Home equity lines of credit	57,639	62,191	59,930	55,020	64,570
Other loans	355	465	432	431	420
Total loans	3,901,347	3,933,049	3,802,902	3,726,901	3,711,716
Less: Allowances for loan and lease losses	38,653	38,504	37,293	38,066	37,696
Net loans	3,862,694	3,894,545	3,765,609	3,688,835	3,674,020
Premises and equipment	21,201	27,408	27,874	28,404	28,923
Other real estate owned	—	—	96	1,608	2,090
Accrued interest receivable	11,688	10,814	10,849	7,202	7,306
Bank owned life insurance	45,554	45,353	45,181	44,980	44,779
Goodwill and other intangible assets (A)	32,170	32,399	34,297	23,477	23,656
Finance lease right-of-use assets (B)	5,639	—	—	—	—
Operating lease right-of-use assets (B)	7,541	—	—	—	—
Other assets	27,867	45,378	34,011	30,845	31,202
TOTAL ASSETS	$4,662,306	$4,617,858	$4,435,709	$4,265,174	$4,336,494

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$476,013	$463,926	$503,388	$527,453	$536,054
Interest-bearing demand deposits	1,268,823	1,247,305	1,148,660	1,053,004	1,089,980
Savings	114,865	114,674	116,391	120,986	126,026
Money market accounts	1,209,835	1,243,369	1,097,630	1,051,893	1,006,540
Certificates of deposit – Retail	545,450	510,724	466,791	431,679	408,621
Certificates of deposit – Listing Service	68,055	79,195	85,241	96,644	132,321
Subtotal “customer” deposits	3,683,041	3,659,193	3,418,101	3,281,659	3,299,542
IB Demand – Brokered	180,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	56,165	56,147	61,193	61,254	72,614
Total deposits	3,919,206	3,895,340	3,659,294	3,522,913	3,552,156
Overnight borrowings	—	—	95,190	127,350	216,000
Federal home loan bank advances	105,000	108,000	84,000	52,898	22,898
Finance lease liability (B)	8,175	8,362	8,548	8,728	8,900
Operating lease liability (B)	7,683	—	—	—	—
Subordinated debt, net	83,249	83,193	83,138	83,133	83,079
Other liabilities	57,521	53,950	51,106	33,133	31,055
TOTAL LIABILITIES	4,180,834	4,148,845	3,981,276	3,828,155	3,914,088
Shareholders’ equity	481,472	469,013	454,433	437,019	422,406
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$4,662,306	$4,617,858	$4,435,709	$4,265,174	$4,336,494
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$6.3	$5.8	$6.4	$5.7	$5.6

(A)

Includes goodwill and intangibles from the Murphy Capital Management, Quadrant Capital Management and Lassus Wherley and Associates acquisitions completed in August 2017, November 2017 and September 2018, respectively.

(B)	Resulted from the adoption of ASU No. 2016-02, “Leases (Topic 842)”.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	24,892	25,715	10,722	12,025	13,314
Other real estate owned	—	—	96	1,608	2,090
Total nonperforming assets	$24,892	$25,715	$10,818	$13,633	$15,404

Nonperforming loans to total loans	0.64%	0.65%	0.28%	0.32%	0.36%
Nonperforming assets to total assets	0.53%	0.56%	0.24%	0.32%	0.36%

Performing TDRs (B)(C)	$4,274	$4,303	$19,334	$18,665	$7,888

Loans past due 30 through 89 days and still accruing	$2,492	$3,484	$2,528	$3,539	$674

Classified loans	$51,306	$58,265	$51,783	$51,216	$55,945

Impaired loans	$29,185	$31,300	$31,345	$30,711	$21,223

Allowance for loan and lease losses:
Beginning of period	$38,504	$37,293	$38,066	$37,696	$36,440
Provision for loan and lease losses	100	1,500	500	300	1,250
Charge-offs, net	49	(289)	(1,273)	70	6
End of period	$38,653	$38,504	$37,293	$38,066	$37,696

ALLL to nonperforming loans	155.28%	149.73%	347.82%	316.56%	283.13%
ALLL to total loans	0.991%	0.979%	0.981%	1.021%	1.016%
General ALLL to total loans (D)	0.984%	0.972%	0.961%	0.978%	1.006%

(A) Amount includes one commercial real estate loan with a loan balance of $14.8 million at March 31, 2019 and $15.2 million at December 31, 2018 which continues to pay as agreed, and which the Company believes to be well secured.

(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount does not include $20.0 million at March 31, 2019, $20.5 million at December 31, 2018, $5.5 million at September 30, 2018, $6.9 million at June 30, 2018 and $8.0 million at March 31, 2018 of TDRs included in nonaccrual loans.

(D) Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	March 31,	December 31,	March 31,
	2019	2018	2018
Capital Adequacy
Equity to total assets (A)	10.33%	10.16%	9.74%
Tangible Equity to tangible assets (B)	9.70%	9.52%	9.25%
Book value per share (C)	$24.76	$24.25	$22.32
Tangible Book Value per share (D)	$23.11	$22.58	$21.07

	2019		2018		2018
Regulatory Capital – Holding Company
Tier I leverage	$450,244	9.76%	$438,240	9.82%	$401,498	9.46%
Tier I capital to risk weighted assets	450,244	12.19	438,240	11.76	401,498	11.77
Common equity tier I capital ratio to risk-weighted assets	450,242	12.19	438,238	11.76	401,496	11.77
Tier I & II capital to risk-weighted assets	572,146	15.49	559,937	15.03	522,273	15.32

Regulatory Capital – Bank
Tier I leverage	$518,702	11.25%	$504,504	11.32%	$466,896	11.00%
Tier I capital to risk weighted assets	518,702	14.06	504,504	13.56	466,896	13.70
Common equity tier I capital ratio to risk-weighted assets	518,700	14.06	504,502	13.56	466,894	13.70
Tier I & II capital to risk-weighted assets	557,355	15.10	543,008	14.59	504,592	14.81

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)

Tangible book value per share is different than book value per share because it excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Residential loans retained	$10,839	$24,937	$14,412	$22,217	$11,642
Residential loans sold	3,090	4,686	6,717	6,488	7,672
Total residential loans	13,929	29,623	21,129	28,705	19,314
Commercial real estate	21,025	63,486	23,950	20,780	34,385
Multifamily	21,122	58,175	12,328	4,743	21,000
Commercial (C&I) loans (A) (B)	141,128	285,950	133,973	137,805	118,425
SBA	9,050	5,695	4,800	10,740	4,270
Wealth lines of credit (A)	7,380	5,850	6,100	11,560	19,238
Total commercial loans	199,705	419,156	181,151	185,628	197,318
Installment loans	558	649	1,634	1,036	1,350
Home equity lines of credit (A)	1,607	3,625	10,273	5,091	2,497
Total loans closed	$215,799	$453,053	$214,187	$220,460	$220,479

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.
(B)	Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2019			March 31, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$387,566	$2,684	2.77%	$339,556	$1,925	2.27%
Tax-exempt (1) (2)	17,345	210	4.84	24,304	198	3.26

Loans (2) (3):
Mortgages	571,637	4,895	3.43	574,400	4,731	3.29
Commercial mortgages	1,824,371	18,021	3.95	2,013,128	18,407	3.66
Commercial	1,379,585	16,750	4.86	969,496	10,487	4.33
Installment	55,215	577	4.18	81,762	670	3.28
Home equity	60,421	766	5.07	65,158	660	4.05
Other	412	11	10.68	455	11	9.67
Total loans	3,891,641	41,020	4.22	3,704,399	34,966	3.78
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	237,251	1,270	2.14	99,471	357	1.44
Total interest-earning assets	4,533,904	45,184	3.99%	4,167,831	37,446	3.59%
Noninterest-earning assets:
Cash and due from banks	5,398			4,686
Allowance for loan and lease losses	(38,948)			(37,076)
Premises and equipment	21,467			29,256
Other assets	122,102			99,541
Total noninterest-earning assets	110,019			96,407
Total assets	$4,643,923			$4,264,238

LIABILITIES:
Interest-bearing deposits:
Checking	1,284,611	3,710	1.16%	1,143,152	1,757	0.61%
Money markets	1,208,004	4,335	1.44	1,033,937	1,946	0.75
Savings	114,003	16	0.06	121,065	16	0.05
Certificates of deposit – retail	607,178	3,234	2.13	555,564	2,149	1.55
Subtotal interest-bearing deposits	3,213,796	11,295	1.41	2,853,718	5,868	0.82
Interest-bearing demand – brokered	180,000	739	1.64	180,000	680	1.51
Certificates of deposit – brokered	56,154	365	2.60	72,601	429	2.36
Total interest-bearing deposits	3,449,950	12,399	1.44	3,106,319	6,977	0.90
Borrowings	105,900	834	3.15	86,458	370	1.71
Capital lease obligation	8,244	99	4.80	8,963	107	4.78
Subordinated debt	83,213	1,224	5.88	83,043	1,221	5.88
Total interest-bearing liabilities	3,647,307	14,556	1.60%	3,284,783	8,675	1.06%
Noninterest-bearing liabilities:
Demand deposits	471,265			539,882
Accrued expenses and other liabilities	51,791			29,358
Total noninterest-bearing liabilities	523,056			569,240
Shareholders’ equity	473,560			410,215
Total liabilities and shareholders’ equity	$4,643,923			$4,264,238
Net interest income		$30,628			$28,771
Net interest spread			2.39%			2.53%
Net interest margin (4)			2.70%			2.76%
(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2019			December 31, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$387,566	$2,684	2.77%	$383,455	$2,521	2.63%
Tax-exempt (1) (2)	17,345	210	4.84	17,887	173	3.87

Loans (2) (3):
Mortgages	571,637	4,895	3.43	562,284	4,732	3.37
Commercial mortgages	1,824,371	18,021	3.95	1,947,674	18,825	3.87
Commercial	1,379,585	16,750	4.86	1,221,111	14,915	4.89
Installment	55,215	577	4.18	60,855	624	4.10
Home equity	60,421	766	5.07	61,423	759	4.94
Other	412	11	10.68	461	11	9.54
Total loans	3,891,641	41,020	4.22	3,853,808	39,866	4.14
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	237,251	1,270	2.14	122,813	636	2.07
Total interest-earning assets	4,533,904	45,184	3.99%	4,378,064	43,196	3.95%
Noninterest-earning assets:
Cash and due from banks	5,398			6,876
Allowance for loan and lease losses	(38,948)			(37,774)
Premises and equipment	21,467			27,749
Other assets	122,102			112,348
Total noninterest-earning assets	110,019			109,199
Total assets	$4,643,923			$4,487,263

LIABILITIES:
Interest-bearing deposits:
Checking	$1,284,611	$3,710	1.16%	$1,208,604	$3,174	1.05%
Money markets	1,208,004	4,335	1.44	1,124,780	3,684	1.31
Savings	114,003	16	0.06	115,316	16	0.06
Certificates of deposit – retail	607,178	3,234	2.13	569,151	2,914	2.05
Subtotal interest-bearing deposits	3,213,796	11,295	1.41	3,017,851	9,788	1.30
Interest-bearing demand – brokered	180,000	739	1.64	180,000	855	1.90
Certificates of deposit – brokered	56,154	365	2.60	59,061	386	2.61
Total interest-bearing deposits	3,449,950	12,399	1.44	3,256,912	11,029	1.35
Borrowings	105,900	834	3.15	143,348	1,043	2.91
Capital lease obligation	8,244	99	4.80	8,428	102	4.84
Subordinated debt	83,213	1,224	5.88	83,157	1,222	5.88
Total interest-bearing liabilities	3,647,307	14,556	1.60%	3,491,845	13,396	1.53%
Noninterest-bearing liabilities:
Demand deposits	471,265			496,238
Accrued expenses and other liabilities	51,791			38,498
Total noninterest-bearing liabilities	523,056			534,736
Shareholders’ equity	473,560			460,682
Total liabilities and shareholders’ equity	$4,643,923			$4,487,263
Net interest income		$30,628			$29,800
Net interest spread			2.39%			2.42%
Net interest margin (4)			2.70%			2.72%
(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2019	2018	2018	2018	2018
Shareholders’ equity	$481,472	$469,013	$454,433	$437,019	$422,406
Less: Intangible assets, net	32,170	32,399	34,297	23,477	23,656
Tangible equity	449,302	436,614	420,136	413,542	398,750

Period end shares outstanding	19,445,363	19,337,662	19,203,727	19,007,312	18,921,114
Tangible book value per share	$23.11	$22.58	$21.88	$21.76	$21.07
Book value per share	24.76	24.25	23.66	22.99	22.32

Tangible Equity to Tangible Assets
Total assets	$4,662,306	$4,617,858	$4,435,709	$4,265,174	$4,336,494
Less: Intangible assets, net	32,170	32,399	34,297	23,477	23,656
Tangible assets	4,630,136	4,585,459	4,401,412	4,241,697	4,312,838
Tangible equity to tangible assets	9.70%	9.52%	9.55%	9.75%	9.25%
Equity to assets	10.33%	10.16%	10.24%	10.25%	9.74%

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2019	2018	2018	2018	2018
Net interest income	$30,007	$29,385	$28,142	$29,243	$28,393
Total other income	11,729	11,255	10,983	11,740	10,215
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	—	4,392	—	—	—
Less: Income from life insurance proceeds	—	(3,000)	—	—	—
Add: Securities (gains)/losses, net	(59)	(46)	325	36	78
Total recurring revenue	41,677	41,986	39,450	41,019	38,686

Operating expenses	25,715	25,524	24,284	24,941	23,337
Less: ORE provision	—	—	28	204	—
Total operating expense	25,715	25,524	24,256	24,737	23,337

Efficiency ratio	61.70%	60.79%	61.49%	60.31%	60.32%